Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2007, relating to the financial statements of Steinway Musical Instruments, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006 and SFAS No. 123(R), Share-Based Payment, effective January 1, 2006) and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Steinway Musical Instruments, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 17, 2007